Exhibit T3E.4

THIS EXHIBIT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE NEW SECURED NOTES, NOR SHALL THERE BE ANY SALE OF SUCH NOTES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE OFFERING MEMORANDUM AND DISCLOSURE STATEMENT IS BEING FILED WITH THE APPLICATION SOLELY TO COMPLY WITH THE REQUIREMENTS OF FORM T-3 AND FOR NO OTHER PURPOSE.

THE EXCHANGE OFFER AND STANDBY PLAN IS ONLY OPEN TO CERTAIN ELIGIBLE HOLDERS OF THE COMPANY’S EXISTING NOTES AS DESCRIBED IN THE OFFERING MEMORANDUM AND DISCLOSURE STATEMENT. THE OFFERING MEMORANDUM AND DISCLOSURE STATEMENT IS BEING SENT SEPARATELY TO EACH PERSON TO WHOM IT APPLIES.

CONFIDENTIAL SUPPLEMENT NO. 2 TO CONFIDENTIAL OUT-OF-COURT EXCHANGE OFFERING MEMORANDUM AND SOLICITATION OF CONSENTS AND DISCLOSURE STATEMENT AND

SOLICITATION OF VOTES RELATED TO AN IN-COURT STANDBY PREPACKAGED PLAN OF

REORGANIZATION (“SUPPLEMENT NO. 2”)

American Capital, Ltd.

(1) Offers to Effect an Out-of-Court Exchange Relating to Any and All of its Outstanding Unsecured Existing Notes for New

Secured Notes and Cash Payment and Solicitation of Consents as described herein, and

(2) Solicitation of Votes on an In-Court Standby Prepackaged Plan of Reorganization which may be Implemented Only Upon

Receipt of Insufficient Support of an Out-of-Court Exchange, Subject to Certain Conditions

This Supplement No. 2 supplements the Confidential Out-of-Court Exchange Offering Memorandum and Solicitation of Consents and Disclosure Statement and Solicitation of Votes Related to an In-Court Standby Prepackaged Plan of Reorganization dated May 3, 2010 (the “Offering Memorandum and Disclosure Statement”), as supplemented by Supplement No. 1 thereto, dated June 9,2010 (“Supplement No.1”). You should carefully read the Offering Memorandum and Disclosure Statement, Supplement No. 1 and this Supplement No. 2 to understand fully the terms of the Exchange Offers and the Standby Plan. Capitalized terms used and not otherwise defined in this Supplement No. 2 have the meanings described in the Offering Memorandum and Disclosure Statement or Supplement No. 1.

This Supplement No. 2 updates information in the Offering Memorandum and Disclosure Statement and Supplement No. 1, and, accordingly, to the extent inconsistent, the information in this Supplement No. 2 supersedes the information contained in the Offering Memorandum and Disclosure Statement and Supplement No. 1. Any statement that is updated or superseded shall not be deemed to constitute a part of the Offering Memorandum and Disclosure Statement, as supplemented by Supplement No. 1, except as updated or superseded by this Supplement No. 2. Information contained in the Offering Memorandum and Disclosure Statement, as supplemented by Supplement No. 1, and not addressed in this Supplement No. 2 remains unchanged.

Copies of the Offering Memorandum and Disclosure Statement, Supplement No. 1 and Supplement No. 2 may be obtained at no cost by contacting the Information Agent at its telephone number set forth on the back cover of this Supplement No. 2.

The purpose of this Supplement No. 2 to the Offering Memorandum and Disclosure Statement is, among other things, to:

•

alter or clarify the consideration offered to holders of the Existing Notes under the Exchange Offers and the Standby Plan and to Lenders under the out-of-court Restructuring Transaction and the Standby Plan;

•	modify the conditions of the Exchange Offers, and

•	confirm the Expiration Time and the Voting Deadline until 11.59 p.m., New York City time, on June 22, 2010, unless further extended or earlier terminated.

In addition, this Supplement No. 2 contains certain supplemental risk factor disclosures.

A holder of Existing Notes may only participate in the Exchange Offers and the Public Note Consent Solicitation (if applicable) if such holder (i) is an “accredited investor” within the meaning of Rule 501 of the Securities Act, or (ii) such holder, together with its affiliates, beneficially owns $100,000 or less in aggregate principal amount of Existing Public Notes on the date such notes are validly tendered.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or determined if this Supplement No. 2, the Offering Memorandum and Disclosure Statement and Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The New Secured Notes have not been, and will not be, registered under the Securities Act, or any state securities laws and are being offered for exchange only to Eligible Holders, pursuant to an exemption from registration. In tendering your Existing Notes in the Exchange Offers, you will be required to complete and sign the Letter of Transmittal or, if you tender your Existing Public Notes through DTC, you will be deemed to have acknowledged and agreed that you are bound by the terms of the Letter of Transmittal, and thereby confirm the acknowledgments, representations and agreements as set forth in the Letter of Transmittal and the Offering Memorandum and Disclosure Statement under the section “Transfers of New Secured Notes and Securities Laws”. The Company is offering New 144A Secured Notes (as defined herein) to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

You should carefully consider the “Risk Factors” on pages 37 to 51 of the Offering Memorandum and Disclosure Statement and in this Supplement No. 2 before deciding whether or not to participate in the Exchange Offers and, in the case of the holders of the Existing Public Notes, the Public Note Consent Solicitation, and whether or not to vote to accept the Standby Plan.

The Information Agent, Exchange Agent and Voting Agent is:
Epiq Systems 757 Third Avenue, Third Floor New York, NY 10017 Attention: ACAS Processing Ph: (866) 734-9393 or (646) 282-1800

June 15, 2010

OVERVIEW OF SUPPLEMENT NO. 2

The Company is amending the terms of the Exchange Offers to implement the following principal changes, subject to the terms and conditions of the Exchange Offers:

Holders Electing Notes Paydown Options to Receive 100% in Cash

Holders of Existing Notes that elect the Notes Paydown Options (i.e. the Private Dollar Paydown Option, the Euro Paydown Option, the Sterling Paydown Option or the Public Paydown Option) will receive a cash payment equal to 100% of such holder’s aggregate principal amount of Existing Notes tendered.

Under the terms of the Exchange Offers, because a 100% cash payment represents the maximum Paydown Percentage (previously described as ranging between 39% and 100%) and Existing Notes tendered under the Notes Paydown Options will be fully repaid, no New Secured Notes will be issued to such holders and no Restructuring Fee relating thereto would be payable.

Holders Electing Notes Hold Options to Receive 100% in New Secured Notes

Holders of Existing Notes that elect the Notes Hold Options (i.e., the Private Dollar Hold Option, the Euro Hold Option, the Sterling Hold Option and the Public Hold Option) will receive New Secured Notes in a principal amount equal to such holder’s aggregate principal amount of Existing Public Notes tendered (less, in the case of the Existing Public Notes, the Minimum Public Cash Payment).

Because holders will receive New Secured Notes equal to the aggregate principal amount of Existing Notes tendered (less, in the case of the Existing Public Notes, the Minimum Public Cash Payment), there will be no pro rata share of a Cash Reallocation that will reduce the amount of New Secured Notes received and accordingly such holders will receive the Restructuring Fee based on the maximum principal amount of New Secured Notes receivable.

Treatment of New Secured Loans

Similarly, Lenders under the Existing Credit Agreement that elect the Loan Paydown Option will receive a cash payment equal to 100% of such Lender’s aggregate principal amount of Existing Loans, and Lenders that elect the Loan Hold Option will receive New Secured Loans in a principal amount equal to 100% of such Lender’s aggregate principal amount of Existing Loans.

Furthermore, the Company will permit Lenders who elect the Loan Hold Option to receive, in lieu of such New Secured Loans, a like principal amount of New Secured Notes identical to the New Floating Rate Secured Notes or New Fixed Rate Secured Notes offered to holder of Existing Private Dollar Notes, except that such New Secured Notes will be subject, at least for six months following the Settlement Date, to Rule 144A transfer restrictions.

Treatment of Non-Tendering Holders of Existing Private Notes and Non-Selecting Lenders under the Existing Credit Agreement

If any holder of Existing Private Notes fails to tender its Existing Private Notes in the Exchange Offers or, in the event the Lock Up Agreement with Lenders under the Existing Credit Agreement expires, any Lender fails to elect either the Loan Paydown Option or the Loan Hold Option (each, a “Non-Participating Creditor”), upon the Settlement Date the Company intends to satisfy such obligations at par, subject to certain exceptions, as further described below. Holders of Existing Public Notes that fail to tender will retain their Existing Public Notes as amended under the terms of the Public Notes Consent Solicitation.

Other

If and to the extent that (i) the total cash paid under the Notes Paydown Options and Loans Paydown Option, (ii) the aggregate Minimum Cash Payment and (iii) the total cash paid to Non-Participating Creditors exceed in the aggregate $960 million (the “Excess Cash Payments”), and the Company elects not to satisfy such Excess Cash Payments out of existing cash or other resources, the Company may offer New 144A Secured Notes (as defined below) or New Secured Loans to investors (including certain holders of Existing Notes or Existing Loans). The amount of such debt that the Company may incur from investors would be limited in principal amount to the amount of such Excess Cash Payments.

CHANGES TO THE TERMS OF THE RESTRUCTURING TRANSACTIONS

Consideration Offered to Holders of Existing Notes and to Lenders

As summarized above, the Company is fixing the Paydown Percentage at 100% (in the case of the Notes Paydown Options) and it is fixing the portion of New Secured Notes received at 100% (in the case of the Notes Hold Options, less, in the case of the Public Hold Option, the Minimum Public Cash Payment) offered to holders of Existing Notes under the Exchange Offers. The description of the consideration contained below amends and restates in its entirety the disclosure under the heading “Consideration Offered” in the forepart of the Offering Memorandum and Disclosure Statement insofar as it relates to the consideration offering in the Exchange Offers and the out-of-court Restructuring:

Consideration Offered

Under the terms and subject to the conditions of the Exchange Offers set forth in this Offering Memorandum and Disclosure Statement and the related Letter of Transmittal, the Company is offering:

Existing Private Notes:

•	Accredited Investor holders of Existing Private Dollar Notes to exchange such notes for, at the election of each such Accredited Investor:

•	Private Dollar Paydown Option:

a cash payment in U.S. dollars (the “Private Dollar Cash Payment”) equal to 100% of such holder’s aggregate principal amount of Existing Private Dollar Notes (this consideration is the “Private Dollar Paydown Option”); or

•	Private Dollar Hold Option:

(i) a new Company debt obligation in a principal amount equal to such holder’s aggregate principal amount of Existing Private Dollar Notes, which new Company debt obligation will be one of the following (at such holder’s option): (a) New Floating Rate Secured Notes or (b) New Fixed Rate Secured Notes; and

(ii) the Restructuring Fee (this consideration is collectively the “Private Dollar Hold Option”);

•	Accredited Investor holders of Existing Euro Notes to exchange such notes for, at the election of each such Accredited Investor:

•	Euro Paydown Option:

a cash payment in euros (the “Euro Cash Payment”) equal to 100% of such holder’s aggregate principal amount of Existing Euro Notes (this consideration is the “Euro Paydown Option”); or

•	Euro Hold Option:

(i) New Secured Euro Notes in a principal amount equal to such holder’s aggregate principal amount of Existing Euro Notes; and

(ii) the Restructuring Fee (this consideration is collectively the “Euro Hold Option”);

•	Accredited Investor holders of Existing Sterling Notes to exchange such notes for, at the election of each such Accredited Investor:

•	Sterling Paydown Option:

a cash payment in pounds sterling (the “Sterling Cash Payment”) equal to 100% of such holder’s aggregate principal amount of Existing Sterling Notes (this consideration is the “Sterling Paydown Option”); or

•	Sterling Hold Option:

(i) New Secured Sterling Notes in a principal amount equal to such holder’s aggregate principal amount of Existing Sterling Notes; and

(ii) the Restructuring Fee (this consideration is collectively the “Sterling Hold Option”);

Existing Public Notes:

•

All holders who, together with their affiliates, beneficially own $100,000 or less in aggregate principal amount of Existing Public Notes* (“Minimum Payment Public Holders”) to exchange such notes for a Minimum Public Cash Payment (as defined herein) in U.S. dollars equal to the lesser of (a) $100,000 and (b) the aggregate principal amount of Existing Public Notes owned by such holder;

•

Accredited Investor holders who, together with their affiliates, beneficially own more than $100,000 in aggregate principal amount of Existing Public Notes (“General Accredited Investor Public Holders”) to exchange such notes for, at the election of each such Accredited Investor:

•	Public Paydown Option:

a cash payment in U.S. dollars (the “Public Dollar Cash Payment”, together with the Private Dollar Cash Payment, the Euro Cash Payment and the Sterling Cash Payment, the “Paydown Cash Payments” and, together with the Minimum Public Cash, the “Cash Payments”) equal to 100% of such holder’s aggregate principal amount of Existing Public Notes (this consideration is collectively the “Public Paydown Option” and together with the Private Dollar Paydown Option, the Euro Paydown Option and the Sterling Paydown Option, collectively, the “Notes Paydown Options”); or

•	Public Hold Option:

(i) a Minimum Public Cash Payment equal to $100,000; and

(ii) a new Company debt obligation in a principal amount equal to such holder’s aggregate principal amount of Existing Public Notes less the Minimum Public Cash Payment received by such holder, which new Company debt obligation will be one of the following (at such holder’s option): (a) New Call-Protected Floating Rate Secured Notes or (b) New Call-Protected Fixed Rate Secured Notes; and

(iii) the Restructuring Fee (this consideration is collectively the “Public Hold Option” and together with the Private Dollar Hold Option, the Euro Hold Option and the Sterling Hold Option, collectively, the “Notes Hold Options”).

*	In the Exchange Offers, beneficial holders who, together with their affiliates, beneficially own $100,000 or less in aggregate principal amount of Existing Public Notes (as of the date such notes are validly tendered, not exclusively on the April 30, 2010 Record Date, as previously required) are only eligible to tender as a Minimum Public Payment Holder and receive the Minimum Public Cash Payment in full repayment of their Existing Public Notes.

Existing Credit Agreement:

As part of the out-of-court Restructuring Transaction, each Lender under the Existing Credit Agreement must elect to receive:

•	Loan Paydown Option:

a cash payment equal to 100% of such Lender’s aggregate principal amount of Existing Loans (such election, the “Loan Paydown Option”); or

•	Loan Hold Option:

one of the following options:

•	Lender New Loans Option:

(i) New Secured Loans (as defined herein) in a principal amount equal to such Lender’s aggregate principal amount of Existing Loans; and

(ii) the Restructuring Fee (such election, the “Lender New Loans Option”); or

•	Lender New Notes Option:

(i) a new Company debt obligation in a principal amount equal to such Lender’s aggregate principal amount of Existing Loans, which new Company debt obligation will be one of the following (at such Lender’s option): (a) New Secured Floating Rate Dollar Notes, identical to those offering in the Private Notes Hold Option, except that they will be subject to Rule 144A transfer restrictions (the “New 144A Floating Rate Secured Notes”) or (b) a New Secured Fixed Rate Dollar Notes, , identical to those offering in the Private Notes Hold Option, except that they will be subject to Rule 144A transfer restrictions (the “New 144A Fixed Rate Secured Notes”, together with the New 144A Floating Rate Secured Notes, the “New 144A Secured Notes”); and

(ii) the Restructuring Fee (such election, the “Lender New Notes Option” and, together with the Lender New Loans Option, each a “Loan Hold Option”).

If the Exchange Offers are successful, the Lender New Loans Option will be effected by the Company and the Lenders entering into an amendment and restatement of the Existing Credit Agreement. The terms of the New Secured Loans are further described herein under “Description of the New Credit Agreement”. The New 144A Secured Notes, the New Floating Rate Secured Notes, the New Fixed Rate Secured Notes, the New Call-Protected Secured Notes, the New Secured Sterling Notes and the New Secured Euro Notes are collectively referred to as the “New Secured Notes”. The New Secured Notes and the New Secured Loans are collectively referred to as the “New Obligations”.

Under the Standby Plan, holders of Existing Notes (other than Minimum Payment Public Holders who continue to hold their notes on the date used for purposes of determining distributions to be made under the Standby Plan) and Lenders will receive different treatment than they will under the Exchange Offers. Each Minimum Payment Public Holder who continues to hold its notes on the date used for purposes of determining distributions to be made under the Standby Plan will receive cash equal to the lesser of (a) $100,000 and (b) the aggregate principal amount of Existing Public Notes owned by such holder. All holders of Existing Private Notes and all Lenders under the Standby Plan will receive: (i) a cash payment equal to their pro rata share of the Settlement Payment less the payments made to holders who, together with their affiliates, hold $100,000 or less of Existing Public Notes, as described above, with such Settlement Payment repaying on a pro rata basis a portion of the outstanding principal amount of the Existing Loans and a portion of each holder’s Existing Private Notes, as the case may be, (ii) New Secured Notes or New Secured Loans (as applicable) in a principal amount equal to such holder’s or such Lender’s aggregate principal amount of Existing Notes or Existing Loans less the cash payment received by such holder or Lender under (i) above, (iii) accrued and unpaid interest on such Existing Loans and Existing Private Notes at the applicable default rate, and (iv) the Restructuring Fee relating to the New Secured Notes or New Secured Loans (as applicable). All other holders of Existing Public Notes under the Standby Plan will receive: (i) New Call-Protected Secured Notes in a principal amount equal to such holder’s aggregate principal amount of Existing Public Notes, (ii) accrued and unpaid interest on such Existing Public Notes at the applicable rate, and (iii) the Restructuring Fee relating to the New Call-Protected Secured Notes.

The “Minimum Public Cash Payment” is a cash payment in U.S. dollars equal to the lesser of (A) $100,000 and (B) the aggregate principal amount of Existing Public Notes beneficially owned by a Minimum Payment Public Holder or a General Accredited Investor Public Holder. Following consummation of the out-of-court Restructuring Transactions, the Company will have effectively repaid in full in cash the aggregate outstanding principal amount of Existing Public Notes tendered by the Minimum Payment Public Holders, and thereby discharged the Company’s obligations with respect to holders of such Existing Public Notes.

In addition, on the Settlement Date for the Exchange Offers or on the Effective Date (as defined herein) for the Standby Plan, the Company will pay cash in the amount of accrued and unpaid interest at the applicable default rate on each Existing Note and each Existing Loan accepted for exchange in the Exchange Offers or treatment under the Standby Plan up to, but not including, either the Settlement Date for the Exchange Offers or the Effective Date for the Standby Plan, as applicable, and, provided further, that on the Business Day immediately prior to the Petition Date (as defined herein) for the Standby Plan, the Company will pay cash in the amount of certain unpaid fees and expenses and accrued and unpaid interest at the applicable default rate on each Existing Note and each Existing Loan up to, but not including, the Petition Date.

The Company will pay a fee to each holder of New Secured Loans and New Secured Notes (the “Restructuring Fee”) equal to 2% of the aggregate principal amount of such holder’s New Secured Notes and New Secured Loans outstanding on the Settlement Date or the Effective Date, as applicable.

The Settlement Date is expected to occur promptly after the date on which the Expiration Time, as may be extended from time to time, occurs. Interest on the New Secured Notes and New Secured Loans will accrue from and including the Settlement Date.

The other related disclosures are deemed to be modified accordingly.

The terms of the New Call-Protected Floating Rate Secured Notes, the New Call-Protected Fixed Rate Secured Notes, the New 144A Floating Rate Secured Notes and the New 144A Fixed Rate Secured Notes are described in further detail below under the heading “Description of New Call-Protected Secured Notes, New 144A Secured Notes and amendments to New Secured Notes”.

Changes to Conditions to the Exchange Offers

The Company is amending the conditions to the Exchange Offers. The description of the conditions contained under the heading “The Exchange Offers and Solicitation of Consents and Votes on the Standby Plan—Conditions of the Exchange Offers” on page 65 of the Offering Memorandum and Disclosure Statement, as amended by Supplement No. 1, is modified as follows:

Conditions of the Exchange Offers

The Company will not accept for exchange, or exchange, Existing Notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offers unless the following conditions are satisfied:

~~•~~	~~Lenders representing in aggregate principal amount equal to 100% of the Existing Loans outstanding elect either the Lender Paydown Option or the Lender Hold Option and the Company receives documentation reasonably acceptable to the Company with respect to the election made by each such Lender prior to the Expiration Time;~~

~~•~~	~~the receipt of tenders of Existing Private Notes under the Exchange Offers representing 100% of the aggregate principal amount of the Existing Private Notes outstanding on or prior to the Expiration Time (other than the $75,000,000 aggregate principal amount of Floating Rate Senior Notes, Series 2005-B due October 30, 2020 (the “2020 Notes”));~~

~~•~~	~~in the event 100% of the principal amount of the 2020 Notes have not been tendered in the Exchange Offers, the holders thereof shall have agreed to reinstate the 2020 Notes as of the Settlement Date without modification to the term or tenor thereof and with such covenant modifications as the Company shall determine is appropriate;~~

•

the receipt of tenders of Existing Public Notes under the Exchange Offers representing at least 85% of the aggregate principal amount of the Existing Public Notes outstanding on or prior to the Expiration Time or such lesser amount as agreed by the Private Notes Steering Committee, the Public Notes Steering Committee and the Majority Consenting Creditors, provided that such tenders represent no less than 51% of the aggregate principal amount of the Existing Public Notes outstanding on or prior to the Expiration Time;

•

the receipt of the consent of not less than a majority in principal amount of the Existing Public Notes to the Proposed Amendments under the Public Note Consent Solicitation on or prior to the Expiration Time;

•

the Private Notes Steering Committee and the Public Notes Steering Committee have consented (such consent not to be unreasonably withheld) to the form and substance of legal documentation, including any deviations of the attached forms or as filed with the SEC forms of the New Secured Note Indenture, Standby Plan, New Credit Agreement, Collateral Trust and Intercreditor Agreement and Security Agreement, necessary to effectuate the Restructuring Transactions;

•

in the event the Company is notified of any Large Non-Accredited Investor Holder, the Company is able to, in compliance with applicable securities laws, extend an offer to such Large Non-Accredited Investor Holders prior to the Expiration Time providing for the same consideration in the Exchange Offers; and

~~•~~	~~the aggregate Adjustment Amount does not exceed $67,000,000.~~

•

if and to the extent the (i) total cash to be paid under the Notes Paydown Options and Loans Paydown Option, (ii) aggregate Minimum Cash Payment and (iii) total cash to be paid to Non-Participating Creditors on the Settlement Date exceed in the aggregate $960,000,000, and the Company elects not to satisfy such Excess Cash Payments out of existing cash or other resources, the Company shall have arranged to sell to investors New 144A Secured Notes or the extension of New Secured Loans limited in principal amount to the amount of such Excess Cash Payments; provided the terms of such arrangements or purchases of New 144A Secured Notes or New Secured Loans, if consummated, shall be no less favorable to the Company, taken as a whole, than the cost to the Company of providing the aggregate consideration in respect of a corresponding principal amount of New Secured Notes or New Secured Loans to holders of Existing Private Notes or Lenders who elect the Private Notes Hold Option or the Loans Hold Option.

The other related disclosures are deemed to be modified accordingly.

Under the terms of the Exchange Offers as amended hereby, it is no longer a condition to the Exchange Offers that tenders representing 100% of the aggregate principal amount of the Existing Private Notes are received in the Exhange Offers. Nor is it a condition that Lenders representing in aggregate principal amount equal to 100% of the Existing Loans outstanding elect either the Lender Paydown Option or the Lender Hold Option.

Subject to satisfaction of the conditions of the Exchange Offers, if the Company accepts the Exchange Offers, then upon the Settlement Date or substantially concurrently therewith it would repay at par any Existing Loans or Existing Private Notes that remain outstanding. Notwithstanding the foregoing, in the case of the $75,000,000 aggregate principal amount of Floating Rate Senior Notes, Series 2005-B due October 30, 2020 (the “2020 Notes”), the Company reserves the right as of the Settlement Date or as soon as practicable thereafter, at is option, to (i) repay at par the 2020 Notes, (ii) provide on a delayed basis the consideration under the Private Notes Hold Option, if the holder(s) of the 2020 Notes have tendered such 2020 Notes subject to the receipt of applicable consents, or (iii) agree with the holder(s) thereof to reinstate the 2020 Notes without modification to the term or tenor thereof and with such waivers and covenant modifications as the Company shall determine is appropriate.

The Company currently has approximately $1.4 billion of cash and marketable securities, which it may use for purposes of satisfying (i) the total cash paid under the Notes Paydown Options and Loans Paydown Option, (ii) the aggregate Minimum Cash Payment and (iii) the total cash paid to Non-Participating Creditors.

If and to the extent that all such cash payments exceed in the aggregate $960 million, and the Company elects not to satisfy such Excess Cash Payments out of existing cash or other resources, the Company may offer New 144A Secured Notes or New Secured Loans to investors (including certain holders of Existing Notes or Existing Loans), limited in principal amount to the amount of Excess Cash Payments. In such event, it is a condition to the Exchange Offers that the Company shall have arranged to sell to investors such New 144A Secured Notes or New Secured Loans, subject to certain conditions as described above. The Company is currently in discussions with potential investors.

If, due to the elections of the Notes Hold Options and the Loan Hold Option made by holders of Existing Notes and Lenders, all such cash payments described above are less than $960 million, then on the Settlement Date there will be a corresponding increase in the amounts of New Secured Notes and/or New Secured Loans from the as adjusted capitalization amounts described under the heading “Capitalization,” as well as a corresponding increase in cash on hand.

Lock-Up Agreement from Certain Holders of Existing Public Notes

Certain holders of Existing Public Notes, who have represented to beneficially own approximately 72% of the Existing Public Notes, have executed a lock-up agreement (the “Existing Public Notes Lock-Up Agreement”), pursuant to which they have agreed, among other things, to:

•	tender their Existing Public Notes in the Exchange Offers and vote their Existing Public Notes to accept the Standby Plan to the extent that such Existing Public Notes are held on the Record Date;

•

cause a meeting of the ad hoc group of holders of Existing Public Notes to be convened within one Business Day of the date of the public release of the information contained in the Supplement No. 1 (which meeting occurred on June 10, 2010) and recommend that such holders (i) tender all their Existing Public Notes in the Exchange Offers, (ii) vote their Existing Public Notes to accept the Standby Plan to the extent that such Existing Public Notes are held on the Record Date, and (iii) enter into the Existing Public Notes Lock-Up Agreement; and

•

upon the request of the Company, act to support, through the Public Note Steering Committee, to reduce the percentage of the principal amount of Existing Public Notes required as a condition to the Exchange Offers from 85% to such percent as may be specified by the Company, but not less than 51%.

Amendment to the References to the Public Notes Steering Committee, the Private Notes Steering Committee and Majority Consenting Creditors and the Consent or Approval Rights Thereof

All references to the “Public Notes Steering Committee” in the Offering Memorandum and Disclosure Statement, as amended, will be understood to refer collectively to the holders of Existing Public Notes who have executed the Existing Public Notes Lock-Up Agreement. Approval or consent of the Public Notes Steering Committee to modifications, waivers, amendments and other changes which are, in accordance with the Offering Memorandum and Disclosure Statement, as amended, subject to the approval or consent of the Public Notes Steering Committee, shall be determined in accordance with the requirements of the Existing Public Notes Lock-Up Agreement (and any such approval or consent, if the aggregate holdings of the members of the Public Notes Steering Committee represent a majority of the aggregate principal amount of all outstanding Existing Public Notes, may be reported by Milbank, Tweed, Hadley & McCloy LLP, unless and until such Public Notes Steering Committee notifies the Company that they have replaced Milbank, Tweed, Hadley & McCloy LLP, in which case such new representative).

If all of the Lenders or all of the holders of Existing Private Notes or Existing Public Notes (i) have elected the Loan Paydown Option or Notes Paydown Option respectively, (ii) are Non-Participating Creditors and/or (iii) otherwise have had their Existing Loans or Existing Notes repaid in full at par, then the Majority Consenting Creditors, Private Notes Steering Committee or Public Notes Steering Committee, as applicable, will no longer have any consent, approval or waiver right with respect to the Exchange Offers.

Reservation of Rights regarding Extension, Amendment and Termination of Exchange Offers

The Company’s reservation of rights regarding extension, amendment and termination is modified as set forth in the following example from under the heading “Notice To Investors” in the Offering Memorandum and Disclosure Statement:

Subject to the applicable laws and the terms set forth in this Offering Memorandum and Disclosure Statement, the Company reserves the right to extend or terminate the Exchange Offers and voting deadlines with respect to the Standby Plan in its sole and absolute discretion, which may be for any or no reason, and otherwise to amend the Exchange Offers or the Standby Plan in any respect other than the conditions to consummate the Exchange Offers and the holders’ rights to withdraw. . . . The Company reserves the right to amend or waive any and all conditions to consummate the Exchange Offers, provided that under no circumstance may any of the conditions set forth under “The Exchange Offers and Solicitation of Consents and Votes on the Standby Plan—Conditions of the Exchange Offers” be amended or waived without providing withdrawal rights or without the consent of the Private Notes Steering Committee, the Public Notes Steering Committee and the Majority Consenting Creditors.

The other related disclosures are deemed to be modified accordingly.

New Expiration Time and Voting Deadline

The Expiration Time with respect to the Exchange Offers and the Public Note Consent Solicitation and the Voting Deadline with respect to the Standby Plan is scheduled to expire at 11.59 p.m. New York City time, on June 22, 2010 (as extended on June 9, 2010), unless further extended or earlier terminated. All other terms of the Exchange Offers, the Consent Solicitation and the Standby Plan Solicitation remain unchanged except as set forth in this Supplement No. 2. Except as set forth under the heading “Withdrawal Rights” and “Changing Votes on the Standby Plan” in this Supplement No. 2, there will continue to be no right to withdraw Existing Notes once tendered and no right to revoke votes to accept or reject the Standby Plan once submitted.

Withdrawal Rights

Each Eligible Holder of Existing Notes (other than Minimum Payment Public Holders) who has on or prior to the date hereof tendered its notes in the Exchange Offers has the right to withdraw such tender at any time prior to the scheduled Expiration Time on June 22, 2010 (without giving effect to any further extension). If the Existing Public Notes Lock-Up Agreement is terminated in accordance with the provisions thereof, the Company will provide withdrawal rights to the members of the Public Notes Steering Committee for a period of 5 Business Days. Any such holder who validly withdraws previously tendered Existing Notes and does not validly re-tender Existing Notes prior to the new Expiration Time, will not receive the applicable offer consideration, and, in the case of the Existing Public Notes, the consents made under the Public Note Consent Solicitation will be withdrawn. A holder who validly withdraws previously tendered Existing Notes and validly retenders such Existing Notes prior to the new Expiration Time will receive the applicable offer consideration and, in the case of the Existing Public Notes, will be deemed to consent to the Proposed Amendments under the Public Note Consent Solicitation.

The Company is also amending the following terms of the Exchange Offers relating to withdrawal rights which are contained in the Offering Memorandum and Disclosure Statement under the heading “The Exchange Offers and Solicitation of Consents and Votes on the Standby Plan—Withdrawal of Tenders” on page 62 of the Offering Memorandum and Disclosure Statement, which is modified as follows:

Withdrawal of Tenders

Each Eligible Holder of Existing Notes (other than Minimum Payment Public Holders) who has on or prior to June 15, 2010 tendered its notes in the Exchange Offers has the right to withdraw such tender at any time prior to the scheduled Expiration Time on June 22, 2010 (without giving effect to any further extension). If the Expiration Time for the Exchange Offers has been extended past July 19~~June 30~~, 2010, Eligible Holders may withdraw tenders of Existing Notes at any time after July 19~~June 30~~, 2010 during the period of 5 Business Days commencing on such date. The Company may not under any circumstance amend the holders’ right to withdraw their Existing Notes during such period without offering withdrawal rights unless such holder has otherwise agreed.

A holder who validly withdraws previously tendered Existing Notes after July 19~~June 30~~, 2010 and does not validly re-tender Existing Notes prior to the new Expiration Time, will not receive the applicable offer consideration and, in the case of holders of Existing Public Notes, the consents made under the Public Note Consent Solicitation will be withdrawn. A holder who validly withdraws previously tendered Existing Notes after July 19~~June 30~~, 2010 and validly retenders Existing Notes prior to the new Expiration Time will receive the applicable offer consideration and, in the case of retenders of Existing Public Notes, will be deemed to consent to the Proposed Amendments under the Public Note Consent Solicitation.

Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Existing Notes tendered pursuant to the Exchange Offers is delayed (whether before or after the Company’s acceptance for exchange of Existing Notes) or the Company extends an offer or is unable to accept for exchange, or exchange, the Existing Notes tendered pursuant to the Exchange Offers, the Company may instruct the Exchange Agent to retain tendered Existing Notes, and those Existing Notes may not be withdrawn, except to the extent that holders are entitled to withdraw after July 19~~June 30~~, 2010.

The other related disclosures are deemed to be modified accordingly.

CHANGES TO THE TERMS OF THE STANDBY PLAN

The Standby Plan attached as Exhibit B to the Offering Memorandum and Disclosure Statement will be amended to reflect the following changes and will be provided to you by the Information Agent upon request. Under the terms of the Standby Plan, as hereby amended, holders of Existing Public Notes (other than each Minimum Payment Public Holder) will receive New Call-Protected Secured Notes equal in aggregate principal amount to such holders’ aggregate principal amount of Existing Public Notes. Accordingly, other than Minimum Payment Public Holders, no holder of Existing Public Notes will receive any cash payment in respect of the Settlement Payment.

The consideration to other holders of Existing Notes and Existing Loans is not otherwise affected.

As an example of the foregoing, the description of consideration relating to the Standby Plan contained under the heading “Consideration Offered” in the forepart of the initial Offering Memorandum and Disclosure Statement is modified as follows:

Under the Standby Plan, holders of Existing Notes (other than Minimum Payment Public Holders who continue to hold their notes on the date used for purposes of determining distributions to be made under the Standby Plan) and Lenders will receive different treatment than they will under the Exchange Offers. Each Minimum Payment Public Holder who continues to hold its notes on the date used for purposes of determining distributions to be made under the Standby Plan will receive cash equal to the lesser of (a) $100,000 and (b) the aggregate principal amount of Existing Public Notes owned by such holder. All ~~other~~ holders of Existing Private Notes and all Lenders under the Standby Plan will receive: (i) a cash payment equal to their pro rata share of the Settlement Payment less the payments made to holders who, together with their affiliates, hold $100,000 or less of Existing Public Notes, as described above, with such Settlement Payment repaying on a pro rata basis a portion of the outstanding principal amount of the Existing Loans and a portion of each holder’s Existing Private Notes, as the case may be, (ii) New Secured Notes or New Secured Loans (as applicable) in a principal amount equal to such holder’s or such Lender’s aggregate principal amount of Existing Private Notes or Existing Loans less the cash payment received by such holder or Lender under (i) above, (iii) accrued and unpaid interest on such Existing Loans and Existing Private Notes at the applicable default rate, and (iv) the Restructuring Fee relating to the New Secured Notes or New Secured Loans (as applicable). All other holders of Existing Public Notes under the Standby Plan will receive: (i) New Call-Protected Secured Notes in a principal amount equal to such holder’s aggregate principal amount of Existing Public Notes, (ii) accrued and unpaid interest on such Existing Public Notes at the applicable rate, and (iii) the Restructuring Fee relating to the New Call-Protected Secured Notes.

Similarly, the following disclosure contained under the heading “The Standby Plan – Classified Claims” is modified as follows:

Class 6: Public Notes Claims. (Impaired. Entitled to vote.)

Class 6 consists of holders of Existing Public Notes (other than holders of De Minimis Public Notes Claims) (each such holder, the holder of a “Public Notes Claim”). On the Effective Date, the Existing Public Note Indenture Trustee shall receive (or, in the case of New Secured Notes, be deemed to receive), on behalf of each holder of a Public Notes Claim as of the Distribution Record Date, in full and final satisfaction of each holder’s Public Notes Claim (i) ~~its share of the Case Payment, (ii)~~ all accrued but unpaid interest (accruing at the applicable ~~default~~ rate), (ii~~i~~) the Restructuring Fee and (~~iv~~iii) one of the New Call-Protected Floating Rate Secured Notes or the New Call-Protected Fixed Rate Secured Notes in the aggregate principal amount equal to the aggregate principal amount of such holder’s Public Notes Claim ~~less such holder’s share of the Case Payment~~. Following the Petition Date, procedures will be announced to effect the election of New Call-Protected Floating Rate Secured Notes and New Call-Protected Fixed Rate Secured Notes. Non-electing holders of Public Notes Claims shall receive New Call-Protected Fixed Rate Secured Notes. Class 6 Claims are allowed under the Plan.

The other related disclosures are deemed to be modified accordingly.

With respect to the consideration to be received by Existing Credit Agreement Claims and Private Note Claims, the definition of “Case Payment” will be modified as follows:

Settlement Payment, minus the aggregate Minimum Public Cash Payment paid in respect of De Minimis Public Note Claims, allocated pro rata based on outstanding principal amounts among Existing Credit Agreement Claims~~,~~ and Private Note Claims ~~and Public Note Claims~~ (the “Case Payment”)

For the avoidance of doubt, the definition of Settlement Payment in relation to the Standby Plan remains the $960,000,000 cash payment by the Company on the Effective Date in accordance with the Standby Plan.

Changing Votes on the Standby Plan

Any Creditor that has previously submitted a properly completed Ballot on or prior to June 15, 2010 may change its vote for acceptance or rejection of the Standby Plan at any time prior to the Voting Deadline, as the same may be extended. If the Existing Public Notes Lock-Up Agreement is terminated in accordance with the provisions thereof, the Company will allow the members of the Public Notes Steering Committee to change their vote for acceptance or rejection of the Standby Plan. Creditors who wish to change their vote or who have not voted on the Standby Plan and need a Ballot must contact the Voting Agent at its telephone number set forth on the back cover of this Supplement No. 2. Please note that the original Voting Record Date of 5:00 p.m., New York City time, on April 30, 2010 still applies, and only properly completed Ballots from holders of record as of the Voting Record Date will be counted.

DESCRIPTION OF NEW CALL-PROTECTED SECURED NOTES AND AMENDMENTS TO NEW SECURED NOTES

The New Secured Notes Indenture attached as Exhibit A to the Offering Memorandum and Disclosure Statement will be amended to provide for the issuance of a new series of New Call-Protected Floating Rate Secured Notes and a new series of New Call-Protected Fixed Rate Secured Notes as set forth below. In addition, certain of these changes affect the terms of other series of New Secured Notes as set forth below. The disclosure in the Offering Memorandum and Disclosure Statement under the heading “Offering Memorandum and Disclosure Statement Summary—Description of the New Secured Notes” except as modified below:

DESCRIPTION OF THE NEW SECURED NOTES

The following provides a summary of the principal terms of the New Secured Notes which are offered by the Company in the Exchange Offers. It does not contain all the information that is important to you. For a more complete understanding of the New Secured Notes, please refer to the form of the New Secured Note Indenture ~~attached hereto as Annex A~~which will be provided to you by the Information Agent upon request, which you should review carefully. The statements contained in this summary do not purport to be precise or complete statements of all the terms and provisions of the New Secured Note Indenture or documents referred to therein, and reference is made to the New Secured Note Indenture and to such documents for the full and complete statements of such terms and provisions. The New Secured Note Indenture itself and the documents referred to therein control the actual terms and conditions governing the New Secured Notes and will be binding upon all holders New Secured Notes upon consummation of the Exchange Offers or, alternatively, the Standby Plan. In the event of any conflict between this summary, on the one hand, and the New Secured Note Indenture or any other operative document, on the other hand, the terms of the New Secured Note Indenture and/or such other operative document will control. Capitalized terms used in this summary section which are not otherwise defined in this Offering Memorandum and Disclosure Statement have the meaning ascribed to such terms in the New Secured Note Indenture.

Issuer	American Capital, Ltd.

Guarantors	[No change]

New Secured Notes Offered

The Company may issue in the Exchange Offers or the Standby Plan the following maximum aggregate principal amount of New Secured Notes (actual amounts issued will vary depending on the elections made with regard to the Notes Paydown Option or Notes Hold Option and the Loan Paydown Option or Loan Hold Option):

(i) Up to $937,943,033 in aggregate principal amount of the New Floating Rate Secured Notes ~~and~~, the New Fixed Rate Secured Notes~~;~~, the New Call-Protected Floating Rate Secured Notes and the New Call-Protected Fixed Rate Secured Notes;

(ii) Up to €14,842,253 in aggregate principal amount of the New Secured Euro Notes; and

(iii) Up to £3,263,524 in aggregate principal amount of the New Secured Sterling Notes.

Eligible Holders of the Existing Private Notes (other than holders of the Existing Euro Notes and the Existing Sterling Notes) and the holders of the Existing Public Notes who elect to participate in the Exchange Offers, will be given the opportunity to elect to receive, (i) in the case of Existing Private Notes, either the New Floating Rate Secured Notes or the New Fixed Rate Secured Notes or, (ii) in the case of Existing Public Notes, if the Eligible Holder elects the Public Hold Option, either the New Call-Protected Floating Rate Secured Notes or the New Call-Protected Fixed Rate Secured Notes, by completing the relevant portion of the Letter of Transmittal or in the case of Existing Public Notes only, by making an election through DTC’s ATOP.

Lenders under the Existing Credit Agreement that elect the Lender New Notes Option will be given the opportunity to elect to receive either New 144A Floating Rate Secured Notes or New 144A Fixed Rate Secured Notes.

The New Call-Protected Floating Rate Secured Notes, the New Call-Protected Fixed Rate Secured Notes, the New Floating Rate Secured Notes, the New Fixed Rate Secured Notes, the New Secured Euro Notes and the New Secured Sterling Notes (together with the New 144A Secured Notes, the “New Secured Notes”) consist of six (6)~~four (4)~~ separate series of New Secured Notes.

Any New 144A Secured Notes issued to Lenders or to investors as contemplated under the conditions to the Exchange Offers will also be issued under the New Secured Note Indenture.

Final Maturity Date	December 31, 2013.

Interest

(i) New Floating Rate Secured Notes and the New Call-Protected Floating Rate Secured Notes will bear interest at a rate per annum equal to one, two, three or six-month LIBOR (subject to a LIBOR floor of 2% per annum) plus the Applicable Percentage (as defined below) in effect at such time.

(ii) New Fixed Rate Secured Notes and the New Call-Protected Fixed Rate Secured Notes will bear interest at the rate per annum specified below, plus the Applicable Percentage in effect at the time:

•     New Call-Protected Fixed Rate Secured Notes and the New Fixed Rate Secured

 Notes~~New Secured Dollar Notes~~: 2.46%

•     New Secured Euro Notes: 2.25%

•     New Secured Sterling Notes: 2.58%

(iii) The “Applicable Percentage” is set forth in the grid below:

Aggregate Outstanding Principal Amount of New Secured Notes and New Secured Loans	Applicable Percentage
≥ $1,000,000,000	6.5%
< $1,000,000,000	5.5%

(iv) If the Company fails to pay any Penalty Amortization Amount with respect to a series of New Secured Notes (other than the New Call-Protected Secured Notes) on each of December 31, 2011, June 30, 2012, December 31, 2012 and June 30, 2013 in accordance with scheduled thresholds in the following table for each such date, the Applicable Percentage with respect to all series of New Secured Notes (including the New Call-Protected Secured Notes) will increase (on a cumulative basis for each such failure, if applicable) by an additional 0.50% per annum for each succeeding day until such time as such unpaid Penalty Amortization Amount and any other Penalty Amortization Amount that has not been paid in accordance with such schedule has been paid.

Date	Aggregate Penalty Amortization Amount of New Secured Notes (other than New Call- Protected Secured Notes) and New Secured Loans combined*
December 31, 2011	$140,000,000
June 30, 2012	$100,000,000
December 31, 2012	$300,000,000
June 30, 2013	$350,000,000
Final Maturity	Balance

*  The Penalty Amortization Amount for the New Secured Notes (other than the New Call-Protected Secured Notes) is equal to the Securities Ratable Share (as defined below) of each combined aggregate amount shown in the table above. The dollar amounts assume 100% of the Existing Public Notes tender in the Exchange Offers. The aggregate dollar amounts will each be reduced by the percentage of Existing Public Notes that are not exchanged relative to the aggregate total debt outstanding under the New Secured Notes and New Secured Loans assuming 100% of Existing Public Notes do tender.

(v) On each day during an Asset Coverage Noncompliance Period, the New Secured Notes
will bear interest at a rate 0.50% per annum higher than the applicable interest rate set forth in
(i) and (ii) above. The interest rate of such New Secured Notes shall be retroactively increased by an additional 1.50% per annum during the period in which an Asset Coverage
Noncompliance Period exists if a Default or Event of Default in relation a financial covenant under the New Secured Note Indenture has occurred with respect to the Fiscal Quarter immediately following the commencement of the applicable Asset Coverage Noncompliance
Period.

(vi) Upon the occurrence, and during the continuance, of an Event of Default under the
Indenture, the principal and, to the extent permitted by law, unpaid interest on the New
Secured Notes shall automatically bear interest at a rate of 2% per annum in excess of the then applicable interest rate on the New Secured Notes.

Interest Payment Dates	Interest on all of the New Secured Notes will be payable March 31, June 30, September 30 and December 31, commencing June 30, 2010.
Fees	[No change]
Optional Redemptions

(i) The New Secured Notes (other than the New Call-Protected Secured Notes on any date prior to August 1, 2012) may be redeemed at the option of the Company in whole or in part from time to time at a price equal to 100% of the principal amount of New Secured Notes redeemed, plus accrued and unpaid interest to the date of redemption;

(ii) Prior to August 1, 2012, the New Call-Protected Secured Notes may be redeemable in whole at any time or in part from time to time (so long as no other series of New Secured Notes or any New Secured Loans are then outstanding), at the option of the Company at a Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed on the Redemption Date plus the greater of (i) 100% of the principal amount of the New Call-Protected Secured Notes to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the New Call-Protected Secured Notes to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) (assuming for these purposes that the New Call-Protected Secured Notes mature on August 1, 2012 and bear interest at the Applicable Rate) discounted to the Redemption Date on a semi-annual basis at the Adjusted Treasury Rate, plus 30 basis points; and

(iii) Notwithstanding the foregoing, prior to August 1, 2012, the New Call-Protected Secured Notes may be redeemed at the option of the Company in whole or in part from time to time at a price equal to 100% of the principal amount of New Secured Notes redeemed, plus accrued and unpaid interest to the date of redemption, but without payment of any premium, with Realized Proceeds (excluding, for the avoidance of doubt, the proceeds received from new securitizations or the expansion of existing securitizations), but only if no other New Secured Notes or New Secured Loans (or any other pari passu secured debt obligations incurred to refinance such other New Secured Notes or New Secured Loans) are outstanding;

(iv) The following defined terms have the following meanings:

(A) “Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semiannual equivalent yield to maturity or the interpolated yield to maturity (on a date count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

(B) “Applicable Rate” means 6.85% subject to the adjustments set forth in Section 1.01(g) of the First Supplemental Indenture, dated as of July 19, 2007 with respect to the Existing Public Notes (except for purposes of such adjustments, references to “Notes” will be understood to be references to the New Call-Protected Fixed Rate Secured Notes). For the avoidance of doubt, (a) in no event shall (1) the Applicable Rate be reduced below 6.85% or (2) the total increase in the Applicable Rate exceed 2.00% above 6.85% and (b) at the Settlement Date, if the New Call-Protected Fixed Rate Secured Notes are not rated by any “Rating Agencies” (as defined in such provision) then the Applicable Rate would be 8.85%. Upon repayment of all New Secured Notes (other than the New Call-Protected Secured Notes) and New Secured Loans, the Applicable Rate will be 8.85%.

(C) “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity or interpolated maturity comparable to the remaining term of the Notes (through August 1, 2012 for these purposes) to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (through August 1, 2012 for these purposes).

(D) “Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Trustee is provided fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

(E) “Quotation Agent” means one Reference Treasury Dealer appointed by the Company.

(F) “Reference Treasury Dealer” means each of J.P. Morgan Securities Inc. and Banc of America Securities LLC and their respective successors and any other primary treasury dealer selected by the Company. If any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City, the Company must substitute another primary treasury dealer.

(G) “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company and the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day before the Redemption Date.

Scheduled Amortization and other Mandatory Redemptions

(i) The New Call-Protected Secured Notes are not subject to amortization or other mandatory redemptions.

(ii) Scheduled Amortization: For each series of outstanding New Secured Notes (other than the New Call-Protected Secured Notes), the Company will redeem for such series on each date in the following table the Securities Ratable Share (as of the Settlement Date) of the corresponding aggregate principal amount of New Secured Notes (other than the New Call-Protected Secured Notes) and New Secured Loans set forth in the following table, subject to adjustment by any amounts mandatorily redeemed or optionally redeemed and to any deferment of a portion thereof by the Company as described below (each, a “Scheduled Amortization Amount”), at a redemption price equal to 100% of the principal amount of such New Secured Notes to be redeemed, plus accrued and unpaid interest thereon, to the applicable redemption date.

Date	Aggregate Scheduled Amortization Amount of New Secured Notes (other than New Call-Protected Secured Notes) and New Secured Loans combined*
December 31, 2011	$40,000,000
June 30, 2012	—
December 31, 2012	$350,000,000
June 30, 2013	$300,000,000
Final Maturity	Balance

*  The Scheduled Amortization Amount for the New Secured Notes (other than the New Call-Protected Secured Notes) is equal to the Securities Ratable Share of each combined aggregate amount shown in the table above. The dollar amounts assume 100% of the Existing Public Notes tender in the Exchange Offers. The aggregate dollar amounts will each be reduced by the percentage of Existing Public Notes that are not exchanged relative to the aggregate total debt outstanding under the New Secured Notes and New Secured Loans assuming 100% of Existing Public Notes do tender.

The Company may defer redemption of Scheduled Amortization Amounts of New Secured Notes and corresponding scheduled amortization amounts under the New Credit Agreement, in an aggregate cumulative amount of principal payments of the New Secured Loans and principal redemptions of the New Secured Notes up to $200,000,000 prior to June 30, 2013. Such deferrals will in no event cause or permit the aggregate cumulative amount of principal payments of the New Secured Loans and principal redemptions of the New Secured Notes combined after the Settlement Date to be less than $690,000,000 on June 30, 2013.

(iii) Mandatory Redemptions: With respect to each series of New Secured Notes (other than the New Call-Protected Secured Notes), the Company will redeem:

(a) an amount equal to the Securities Ratable Share of 100% of the net cash proceeds of certain debt (excluding certain permitted debt) incurred by the Company or any subsidiary of the Company after the Settlement Date;

(b) an amount equal to the Securities Ratable Share of 50% of the net cash proceeds of any capital stock issued by the Company or any subsidiary of the Company other than to the Company or a wholly owned subsidiary of the Company (including in any public, private or “PIPE” transaction) at any time after the second anniversary of the Settlement Date;

(c) an amount equal to the Securities Ratable Share of the Prepayment Percentage of any Realized Proceeds received by the Company or any subsidiary of the Company after the Settlement Date. A portion of Realized Proceeds received by the Company from a reinvestment of Realized Proceeds or other retained cash is also subject to mandatory redemption as provided in the New Secured Note Indenture; and

(d) an amount equal to the Securities Ratable Share of the Prepayment Percentage of any excess cash flow for each fiscal year of the Company (or, in the case of fiscal year 2010, the portion thereof beginning on July 1, 2010);

provided that (x) the aggregate amount of funds from any source required to be applied to the redemption of the New Secured Notes pursuant to the mandatory redemptions described above will be reduced by an amount equal to the Securities Ratable Share of $510,000,000 and (y) no redemption of the New Secured Notes will be required pursuant to the mandatory redemptions described above and no deposits in the prepayment deposit account pursuant to (c) above will be required until the aggregate amount that but for clause (x) above would be required to be applied to the redemption of the New Secured Notes pursuant to any mandatory redemption that exceeds the Securities Ratable Share of $510,000,000.

If the Company fails to pay the Scheduled Amortization Amount (for the avoidance of doubt, in each case after giving effect to any deferment thereof as described above), on or before the due date, such failure will constitute an event of default under the New Secured Notes.

(iv~~ii~~) Certain Defined Terms used in this Section:

“Prepayment Percentage” means the percentage calculated based on the aggregate principal amount outstanding of New Obligations of all series as follows:

Aggregate Outstanding Principal Amount of New Secured Notes and New Secured Loans	Prepayment Percentage
> $950,000,000	50%
< $950,000,000	25%

“Closing Payment” means the cash payment made by the Company on the Settlement Date to former holders of the Existing Private Notes and the Existing Public Notes as part of the Restructuring Transactions, of the principal amount outstanding of Existing Private Notes and the Existing Public Notes pursuant to the elections made by the Eligible Holders under the Notes Paydown Option and Notes Hold Option as described herein.

“Realized Proceeds” means (i) net cash proceeds received by the Company or any subsidiary of the Company (including dividends and distributions received by the Company or any subsidiary of the Company from dispositions of capital stock or assets by certain portfolio investments) from the disposition of any portfolio investment (including debt, equity and structured product assets), (ii) voluntary prepayments received in cash from any portfolio investment consisting of certain debt (other than debt under a revolving credit commitment to the extent the credit commitments under such revolving credit commitment are not permanently reduced or terminated at such time) and (iii) payments received in cash at or after the scheduled final maturity of any investment loan.

“Securities Ratable Share” at any time means, with respect to a series of New Secured Notes (other than the New Call-Protected Secured Notes), the percentage equivalent of (i) the outstanding principal amount of New Secured Notes of such series (other than the New Call-Protected Secured Notes) divided by (ii) the sum of the aggregate outstanding principal amount of New Secured Loans and the aggregate outstanding principal amount of all series of New Secured Notes (other than the New Call-Protected Secured Notes) at such time.

Transfer restrictions	The notes have not been registered under the Securities Act or any state securities laws. The New Secured Notes (other than the New 144A Secured Notes) may be transferred or resold in the United States pursuant to Rule 144 under the Securities Act, as described under the section “Transfers of New Secured Notes and Securities Laws”. The New 144A Secured Notes may not be offered or sold except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. For more details, see “Transfers of New Secured Notes and Securities Laws.”

Form and Denomination

The New Floating Rate Secured Notes ~~and~~, New Fixed Rate Secured Notes and New Call-Protected Secured Notes (together, the “New Secured Dollar Notes”) will be represented by one or more global notes, deposited with the New Secured Note Trustee as a custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

Interests in the global notes will be issued in minimum denominations of $1.00 and integral multiples of $1.00 for New Secured Dollar Notes~~New Floating Rate Secured Notes and the New Fixed Rate Secured Notes~~. The New Secured Euro Notes and New Secured Sterling Notes will be represented by registered certificated notes issued in the name designated by the tendering holder of the Existing Euro Notes or Existing Sterling Notes, as applicable, in the Letter of Transmittal. The New Secured Euro Notes and New Secured Sterling Notes will be issued in minimum denominations of €1.00 and integral multiples of €1.00 in the case of the New Secured Euro Notes and £1.00 and integral multiples of £1.00 in the case of New Secured Sterling Notes.

Additional Provisions

In addition, the New Secured Notes Indenture and New Credit Agreement will contain provisions to provide that:

•       the Company has no obligation to redeem any Scheduled Amortization Amounts or any Penalty Amortization Amount under the New Call-Protected Secured Notes;

•       the Company may not redeem the New Call-Protected Secured Notes at any time that any other series of New Secured Notes or any New Secured Loans are outstanding, and the Company may redeem or repay New Secured Notes (other than New Call-Protected Secured Notes) and New Secured Loans without at the same time redeeming any New Call-Protected Secured Notes;

•       the Company may refinance the New Credit Agreement or any series of New Secured Notes without being required to repay or redeem the New Call-Protected Secured Notes, it being understood that any such refinancing will be subject to the other terms and conditions currently described in the form of New Secured Notes Indenture and the Offering Memorandum and Disclosure Statement, including the limit on principal amount and, prior to August 1, 2012, in the event such refinancing debt is secured debt that is pari passu with the New Call-Protected Secured Notes, the application of waterfall provisions from the New Secured Notes and New Secured Loans to such refinancing debt such that any proceeds from asset sales would be applied to such refinancing debt prior to being applied to the New Call-Protected Secured Notes;

•       the Company will not agree to any material change (as reasonably determined by the Public Notes Steering Committee) to the economic terms (of the type described in the Existing Public Notes Lock-Up Agreement) of the consideration offered as of the date of Supplement No. 1 to holders of the Existing Private Notes and Existing Loans in connection with the Exchange Offers or under the Standby Plan without offering such material change to holders of the Existing Public Notes; and

•       after August 1, 2012, following repayment of the New Secured Notes (other than the New Call-Protected Secured Notes) and the New Secured Loans, the Company will be permitted to enter into an up to $300 million revolving credit facility secured on a pari passu basis with the New Call-Protected Secured Notes, subject to compliance with an asset coverage ratio of 2 to 1, provided no other pari passu debt is outstanding immediately after entering into the revolving credit facility, the term of such revolving credit facility is no earlier than the first anniversary of the maturity of the New Call-Protected Secured Notes and such lenders enter into an intercreditor agreement on substantially similar terms as the Collateral Trust and Intercreditor Agreement or as otherwise reasonably acceptable to holders of the New Call-Protected Secured Notes.

There are no changes to the remaining sections contained under the heading “Offering Memorandum and Disclosure Statement Summary—Description of the New Secured Notes” in the Offering Memorandum and Disclosure Statement (“Security”, “Collateral Trust and Intercreditor Agreement”, “Ranking”, “Representations and Warranties”, “Covenants”, “Events of Default”, “Trust Indenture Act”, “Risk Factors”, “Use of Proceeds”, “Trustee” and “Governing Law”)

The other related disclosures including corresponding provisions in the New Credit Agreement are deemed to be modified accordingly.

TRANSFER RESTRICTIONS FOR NEW 144A SECURED NOTES

The New 144A Secured Notes may not be offered or sold except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The description of transfers of New Secured Notes contained under the heading “Transfers of New Secured Notes and Securities Laws” in the Offering Memorandum and Disclosure Statement is modified accordingly as follows:

TRANSFERS OF NEW SECURED NOTES AND SECURITIES LAWS

Exchange Offers

The New Secured Notes have not been and will not be registered under the Securities Act and are being offered hereby only to “Accredited Investors” (as defined under Rule 501(a) of Regulation D of the Securities Act) in a private placement exempt from the registration requirements under Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Accordingly, the New Secured Notes may not be transferred or resold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Where Existing Notes are being tendered for exchange into ~~both a Cash Payment and~~ New Secured Notes, the Company reserves the right to refuse your tender if you are not an Accredited Investor or if you fail to properly certify in the Accredited Investor Questionnaire that you are an Accredited Investor which is included in the Letter of Transmittal or are deemed to have certified you are an Accredited Investor by tendering through ATOP in lieu thereof.

Each Eligible Holder who tenders its Existing Notes in the Exchange Offers to receive exchange consideration consisting of ~~both a Cash Payment and~~ New Secured Notes, will be deemed to have represented and agreed with the Company as follows:

(i) It is exchanging the Existing Notes for the applicable series of New Secured Notes, for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is an Accredited Investor and is aware that the sale to it is being made in reliance on Section 4(2) under the Securities Act and Regulation D promulgated thereunder;

(ii) It understands that the New Secured Notes are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that such New Secured Notes have not been and will not be registered under the Securities Act;

(iii) It acknowledges that the foregoing representations apply to holders of beneficial interests in New Secured Notes as well as registered holders of New Secured Notes; and

(iv) It acknowledges that the Company, the New Secured Note Trustee and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations or agreements deemed to have been made by its exchange of Existing Notes are no longer accurate, it shall promptly notify the Company and the New Secured Note Trustee. If it is exchanging Existing Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such account.

In tendering your Existing Notes in the Exchange Offers, you will be required to complete and sign the Letter of Transmittal or, if you tender your Existing Public Notes through DTC, you will be deemed to have acknowledged and agreed that you are bound by the terms of the Letter of Transmittal, which requires you to make certain representations to the Company, including those described above.

Availability of Rule 144 for Resales of New Secured Notes issued in the Exchange Offers

Based in part on the accuracy of the representations deemed to be made by tendering holders in the Letter of Transmittal, the Company believes the New Secured Notes (other than the New 144A Secured Notes) will be eligible for resale without restriction under Rule 144 under the Securities Act. As a condition to the Exchange Offers, the Company will arrange to have the New Secured Dollar Notes (other than the New 144A Secured Notes) deposited in the facilities of The Depository Trust Company (“DTC”) upon settlement of the Exchange Offers and represented by global notes which will bear an unrestricted CUSIP number signifying that the New Secured Dollar Notes (other than the New 144A Secured Notes) may be transferred without restriction.

Rule 144 provides a safe harbor for sales of securities exempt from registration under section 4(1) of the Securities Act without further conditions, if (i) the securities are held by persons who are not and have not been an Affiliate of the Company for the previous three months at the time such person tenders their Existing Notes; and (ii) a period of at least twelve months has passed since the securities were acquired from the Company or a director, officer or “affiliate,” within the meaning of Rule 144(a)(1) under the Securities Act (an “Affiliate”) of the Company (the “holding period”). In order to make the New Secured Dollar Notes (other than the New 144A Secured Notes) eligible for resale pursuant to Rule 144 through the facilities of DTC, the Company will certify that neither the Company nor any Affiliate of the Company (i) has held Existing Notes during the consecutive three-month period preceding the Settlement Date or (ii) has sold or otherwise transferred Existing Notes during the twelve months period preceding the Settlement Date. Accordingly, all Existing Notes will have satisfied the holding period. Pursuant to Rule 144(d)(3)(ii) of the Securities Act, for the purpose of determining the holding period of the New Secured Notes issued in the Exchange Offers, the New Secured Notes (other than the New 144A Secured Notes) will be deemed to have been acquired at the same time as the Existing Notes, in effect “tacking” the holding period of the Existing Notes to the New Secured Notes (other than the New 144A Secured Notes). The New Secured Notes (other than the New 144A Secured Notes) will therefore have satisfied the twelve month holding period.

New 144A Secured Notes

The New 144A Secured Notes have not been registered under the Securities Act or any securities laws of any jurisdiction, and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of, the Securities Act and such other securities laws.

Subject to applicable securities laws, in the event New 144A Secured Notes are eligible to be resold pursuant to Rule 144, then the New Secured Note Indenture will provide that the purchaser thereof may take delivery thereof in the form of New Secured Notes evidenced by unrestricted global securities.

For so long as the New 144A Secured Notes are subject to transfer restrictions. Each subsequent purchaser of the New 144A Secured Notes that is purchasing in a sale made in reliance on Rule 144A or Regulation S will be deemed to have represented and agreed as follows:

(1) The purchaser

(a)(i) is a qualified institutional buyer and is aware that the sale to it is being made in reliance on Rule 144A and (ii) is acquiring the New 144A Secured Notes for its own account or for the account of another qualified institutional buyer, or

(b) is not a U.S. person, as such term is defined in Rule 902 under the Securities Act, and is purchasing the New 144A Secured Notes in accordance with Regulation S.

(2) The purchaser understands that the New 144A Secured Notes are being offered in transactions not involving any public offering in the United States within the meaning of the Securities Act, that the New 144A Secured Notes have not been registered under the Securities Act or any securities laws of any jurisdiction and that:

(a) the New 144A Secured Notes may be offered, resold, pledged or otherwise transferred only (i) to a person who is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144, outside the United States to a non-U.S. person in a transaction meeting the requirements of Rule 904 under the Securities Act, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel, if we so request), (ii) to us or (iii) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction, and

(b) the purchaser will, and each subsequent holder is required to, notify any subsequent purchaser from it of the resale restrictions set forth in (a) above.

(3) The purchaser confirms that

(a) such purchaser has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of purchasing the New 144A Secured Notes and that such purchaser and any accounts for which it is acting are each able to bear the economic risks of its or their investment,

(b) such purchaser is not acquiring the New 144A Secured Notes with a view towards any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; provided that the disposition of its property and the property of any accounts for which such purchaser is acting as fiduciary will remain at all times within its control, and

(c) such purchaser has received a copy of this offering memorandum and acknowledges that such purchaser has had access to such financial and other information and has been afforded an opportunity to ask such questions of our representative and receive answers thereto as it has deemed necessary in connection with its decision to purchase the New 144A Secured Notes.

(4) The purchaser understands that the certificates evidencing the New 144A Secured Notes will, unless otherwise agreed by us and the holder thereof, bear a legend substantially to the following effect:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF

THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

(5) The purchaser acknowledges that the Company and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that, if any of the foregoing acknowledgements, representations and agreements deemed to have been made by it are no longer accurate, it will promptly notify the Company. If such purchaser is acquiring the New 144A Secured Notes as a fiduciary or agent for one or more investor accounts, such purchaser represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

SUPPLEMENTAL RISK FACTOR DISCLOSURE

The disclosure contained in “Risk Factors – Risks Related to implementing the Standby Plan” is supplemented by the following additional risk factor:

The Company may lose the servicing fees it receives from its on-balance sheet securitizations as well as a portion of the net asset value attributed to the loan assets held by its consolidated securitization trusts if the Company files for protection under the Code

As of March 31, 2010, the Company, through certain wholly-owned consolidated subsidiary trusts, had approximately $1.7 billion in debt outstanding under five on-balance sheet securitizations, which was secured by $2.1 billion of loan and related assets at fair value. In its role as servicer of the collateral for each securitization, the Company receives a quarterly servicing fee based on the outstanding principal amount of the securitized loan assets. For the fiscal year ended December 31, 2009, the Company received approximately $26 million in servicing fees from the securitizations. The filing of a bankruptcy or insolvency proceeding relating to the Company would result in an event of default under the notes issued by the Company’s consolidated securitization trusts. Under the terms of the securitizations, such an event of default would permit the required lenders or indenture trustee to remove the Company from its role as servicer and appoint a successor servicer, although there would be defenses to any such actions. Thus, if the Company seeks protection under the Code, the Company could lose the servicing fee payments that it receives from its consolidated securitization trusts. The event of default under the securitizations could also allow the required lenders and indenture trustees to exercise certain remedies, including the right to take possession of and sell the assets held by the Company’s consolidated securitization trusts, although there also would be various defenses to any such actions. In such case, the securitized loan assets could be sold at a significant discount to their respective fair values included on the Company’s consolidated financial statements, resulting in a reduction of the Company’s net asset value. Additionally, if the Company’s servicing rights are terminated, the Company could lose its controlling vote over the debt classes for certain of its unencumbered loan assets, which could impede the Company’s ability to manage and realize proceeds from such investments.

SUPPLEMENT TO CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The disclosure contained in “Certain Federal Income Tax Consequences” in the Offering Memorandum and Disclosure Statement is modified by the following discussion:

Tax Treatment of the Exchange for U.S. Holders of Existing Private Dollar Notes and Existing Public Notes

Tax Treatment of the Exchange for U.S. Holders of Existing Public Notes with an Aggregate Principal Amount of $100,000 or less and U.S. Holders of Existing Notes who elect the Dollar Paydown Option. Pursuant to the Exchange Offers, each holder of Existing Public Notes with an aggregate principal amount of $100,000 or less and each holder of Existing Notes who elects the Dollar Paydown Option, will exchange its Existing Notes for (i) a Dollar Cash Payment equal to the aggregate principal amount of notes tendered by such holder and (ii) a cash payment in the amount of accrued and unpaid interest. U.S. Holders of Existing Public Notes with an aggregate principal amount of $100,000 or less and U.S. holders of Existing Notes that choose the Dollar Paydown Option should generally recognize gain or loss in an amount equal to the difference, if any, between (a) the Dollar Cash Payment received and (b) the holder’s adjusted tax basis in the Existing Notes exchanged (other than any basis attributable to accrued but unpaid interest and possibly accrued original issue discount (“OID”)). See “Certain Federal Income Tax Consequences—Tax Consequences to U.S. Holders–Tax Treatment of the Exchange for U.S. Holders of Existing Private Dollar Notes and Existing Public Notes—Fully Taxable Exchange” for a discussion of adjusted tax basis. See “Certain Federal Income Tax Consequence—Tax Consequences to U.S. Holders—Character of Gain or Loss” for a discussion of the treatment of any loss or gain recognized by holders of Existing Notes as capital or ordinary. See “Certain Federal Income Tax Consequence—Tax Consequences to U.S. Holders —Payment of Accrued Interest” for a discussion of the character of cash received in respect of accrued and unpaid interest.

Tax Treatment of the Exchange for U.S. Holders of Existing Private Dollar Notes who elect the Dollar Hold Option—Treatment of Note Exchange as “Exchange” for Tax Purposes. Pursuant to the Exchange Offers, each holder of Existing Private Dollar Notes who elects the Dollar Hold Option will exchange its Existing Private Dollar Notes for (i) such holder’s choice of either the New Fixed Rate Secured Notes or the New Floating Rate Secured Notes, (ii) a cash payment in the amount of accrued and unpaid interest, and (iii) a Restructuring Fee. Such exchange will be treated as an “exchange” for U.S. federal income tax purposes if it results in a “significant modification” of the Existing Notes. This determination is made separately for each holder based on the series of Existing Notes exchanged and series of New Secured Notes received therefor. Because of the magnitude of the change in interest rates as well as other terms, the Company expects that exchanges of each series of Existing Private Dollar Notes for New Secured Notes pursuant to the Exchange Offers will result in a significant modification, and thus be treated as an exchange for U.S. federal income tax purposes.

Assuming each exchange of Existing Private Dollar Notes pursuant to the Exchange Offers is treated as an exchange for U.S. federal income tax purposes, the U.S. federal income tax consequences of such exchange will depend, in part, on whether the Existing Private Dollar Notes exchanged, and the New Secured Notes received therefor, constitute “securities” for U.S. federal income tax purposes, in which case the exchange would qualify to be treated as a “recapitalization” under the Tax Code. Generally, unless a U.S. Holder’s Existing Private Dollar Notes and the New Secured Notes exchanged therefor qualify as “securities”, and as a consequence, the exchange qualifies for recapitalization treatment, the exchange of Existing Private Dollar Notes by a U.S. Holder pursuant to the Exchange Offers should result in recognition of gain or loss in an amount equal to the difference, if any, between

(a) the “issue price” of the New Secured Notes received (and possibly fees) and (b) the U.S. Holder’s adjusted tax basis in the Existing Dollar Notes exchanged (other than any basis attributable to accrued but unpaid interest and possibly accrued OID). Generally, if a U.S. Holder’s Existing Private Dollar Notes and the New Secured Notes received in exchange therefor both qualify as “securities” any gain or loss realized in the exchange would be deferred, except possibly for fees treated as boot in the exchange. See “Certain Federal Income Tax Consequences—Tax Consequences to U.S. Holders–Tax Treatment of the Exchange for U.S. Holders of Existing Private Dollar Notes and Existing Public Notes” for a discussion of “securities” as well as the consequences of treatment of the exchange as a fully taxable exchange or recapitalization for U.S. federal income tax purposes. In this regard we also note that the option to receive all cash or all New Secured Notes in exchange for Existing Notes may provide alternate methods of determining “issue price.” Nonetheless, the Company intends to determine “issue price” as is described in “Certain Federal Income Tax Consequences—Tax Consequences to U.S. Holders–Tax Treatment of the Exchange for U.S. Holders of Existing Private Dollar Notes and Existing Public Notes—Determination of Issue Price of New Secured Notes.”

Tax Treatment of the Exchange for U.S. Holders of Existing Public Notes who elect the Dollar Hold Option—Treatment of Note Exchange as “Exchange” for Tax Purposes. Pursuant to the Exchange Offers, each Eligible Holder of Existing Public Notes with an aggregate principal amount in excess of $100,000 who elects the Dollar Hold Option will exchange its Existing Public Notes for (i) a Minimum Cash Payment of $100,000, (ii) such holder’s choice of series of the New Call-Protected Fixed Rate Secured Notes or the New Call-Protected Floating Rate Secured Notes, (iii) a cash payment in the amount of accrued and unpaid interest, and (iv) a Restructuring Fee. Such exchange will be treated as an “exchange” for U.S. federal income tax purposes if it results in a “significant modification” of the Existing Notes. As in the case of the exchange by U.S. Holders of Existing Private Dollar Notes, described above, because of the magnitude of the change in interest rates as well as other terms, the Company expects that exchanges of each series of Existing Public Notes for New Call-Protected Secured Notes and a Minimum Cash Payment pursuant to the Exchange Offers will result in a significant modification, and thus be treated as an exchange for U.S. federal income tax purposes.

Assuming each exchange of Existing Public Notes pursuant to the Exchange Offers is treated as an exchange for U.S. federal income tax purposes, as described above with respect to U.S. Holders of Existing Private Dollar Notes, the U.S. federal income tax consequences of such exchange will depend, in part, on whether the Existing Public Notes exchanged, and the New Call-Protected Secured Notes received therefor, constitute “securities” for U.S. federal income tax purposes, in which case the exchange would qualify to be treated as a “recapitalization” under the Tax Code. Generally, unless a U.S. Holder’s Existing Public Notes and the New Call-Protected Secured Notes exchanged therefor qualify as “securities,” and as a consequence, the exchange qualifies for recapitalization treatment, the exchange of Notes by a U.S. Holder pursuant to the Exchange Offers should result in recognition of gain or loss in an amount equal to the difference, if any, between (a) the sum of (i) the Minimum Cash Payment (and possibly fees) and (ii) the “issue price” of the New Call-Protected Secured Notes received and (b) the U.S. Holder’s adjusted tax basis in the Existing Public Notes exchanged (other than any basis attributable to accrued but unpaid interest and possibly accrued OID). Generally, if a U.S. Holder’s Existing Public Notes and the New Call-Protected Secured Notes received in exchange therefor both qualify as “securities,” a U.S. Holder of Existing Public Notes the amount of gain realized would be limited to the lesser of (i) the amount of gain such U.S. Holder would recognize if the exchange were a fully taxable exchange (as discussed above and (ii) the Minimum Cash Payment, if any (and possibly fees) received in the exchange. Any additional gain or loss realized in the exchange would be deferred. See “Certain Federal Income Tax Consequences—Tax Consequences to U.S. Holders–Tax Treatment of the Exchange for U.S. Holders of Existing Private Dollar Notes and Existing Public Notes” for a discussion of “securities” as well as the consequences of treatment of the exchange as a fully taxable exchange or recapitalization for U.S. federal income tax purposes.

Non-Tendering U.S. Holders of Existing Private Dollar Notes

If any holder of Existing Private Dollar Notes fails to tender its Existing Private Dollar Notes in the Exchange Offers, upon the Settlement Date the Company intends to satisfy any outstanding Existing Private Dollar Notes at par. In such case, such non-tendering holders of Existing Private Dollar Notes should generally recognize gain equal to the difference, if any, between (a) the cash payment received by such non-tendering holder in repayment of its notes and (b) its adjusted basis in the Existing Notes outstanding (other than any basis attributable to accrued but unpaid interest and possibly accrued OID). See “—Certain Federal Income Tax Consequences—Tax Consequences to U.S. Holders–Tax Treatment of the Exchange for U.S. Holders of Existing Private Dollar Notes and Existing Public Notes—Fully Taxable Exchange” for a discussion of adjusted tax basis. See “Certain Federal Income Tax Consequence—Tax Consequences to U.S. Holders— Character of Gain or Loss” for a discussion of the treatment of any loss or gain recognized by holders of Existing Notes as capital or ordinary. See “Certain Federal Income Tax Consequence—Tax Consequences to U.S. Holders —Payment of Accrued Interest” for a discussion of the character of cash received in respect of accrued and unpaid interest.

Tax Treatment of the Exchange for Holders of Existing Euro Notes and Existing Sterling Notes

Pursuant to the Exchange Offers, holders of Existing Euro Notes who elect the Euro Paydown option will receive a Euro Cash Payment and holders of Existing Euro Notes who elect the Euro Hold Option will receive New Secured Euro Notes. Pursuant to the Exchange Offers, holders of Existing Sterling Notes who elect the Sterling Paydown option will receive a Sterling Cash Payment and holders of Existing Sterling Notes who elect the Sterling Hold Option will receive New Secured Sterling Notes. The Company expects that all of the Existing Euro Notes, the Existing Sterling Notes, the New Euro Notes and the New Sterling Notes will not be considered “publicly traded.” The treatment of such holders is expected to be the same as the treatment described above treating the Existing Euro Notes and the Existing Sterling Notes as Existing Private Dollar Notes that are not “publicly traded.”

In order to tender Existing Notes in the Exchange Offers, consent in the Public Note Consent Solicitation and vote to accept or reject the Standby Plan, a holder should send or deliver a properly completed and signed Letter of Transmittal (or in the case of any Eligible Holder tendering Existing Public Notes through ATOP, a properly transmitted Agent’s Message) and Ballot (or Master Ballot in the case of Existing Public Notes), and any other required documents to the Exchange Agent at one of its addresses set forth below.

The Exchange Agent, the Information Agent and the Voting Agent for the Exchange Offers, the Public Note Consent Solicitation and the solicitation of votes to accept or reject the Standby Plan is:

Epiq Systems

By Mail/Overnight Courier/Hand:

Epiq Systems

757 Third Avenue, 3rd Floor

New York, NY 10017

Attention: ACAS Processing

Telephone:

(866) 734-9393 or (646) 282-1800

Any questions or requests for assistance or for additional copies of this Supplement No. 2, Supplement No. 1, the Offering Memorandum and Disclosure Statement, the Letter of Transmittal, the Ballot or related documents may be directed to the Information Agent at one of its telephone numbers set forth above. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers, the Public Note Consent Solicitation and voting to accept or reject the Standby Plan.